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                                                                    Exhibit 99.3

                              RESCISSION AGREEMENT

     THIS RESCISSION AGREEMENT (the "Agreement") is entered into as of this 19th day of March, 2002, by and between Wall Street Consulting Corp., a Delaware corporation, d/b/a Wall Street Advisors, Inc. (the "Purchaser") and Color Imaging, Inc., a Delaware corporation (the "Company").


RECITALS

     WHEREAS, Purchaser and the Company are parties to that certain Stock Purchase Agreement dated as of October 30, 2001 (the "Stock Purchase Agreement"), pursuant to which Purchaser purchased from the Company 1,000,000 shares of Company common stock, $0.01 par value per share (the "Shares") and the right to acquire warrants to purchase up to 500,000 Shares (the "Warrants") upon the satisfaction of certain conditions specified in the Stock Purchase Agreement, in exchange for (a) a cash payment by the Purchaser to the Company of $10,000 (the "Cash"), and (b) a non-assignable, recourse promissory note in the principal amount of $1,990,000, executed by the Purchaser in favor of the Company on October 30, 2001 (the "Note");

     WHEREAS, to date, Purchaser has not sold any of its Shares and no payments have been made by Purchaser to the Company pursuant to the Note; and

     WHEREAS, Purchaser and the Company have determined that it is in their mutual best interests to rescind the transactions contemplated by each of the Stock Purchase Agreement and the Note in light of certain recent developments frustrating the Company's ability to have its Registration Statement on Form SB-2, filed on December 28, 2001, as amended on February 11, 2002, declared effective by the United States Securities and Exchange Commission.

     NOW THEREFORE BE IT RESOLVED, that for and in consideration of the foregoing recitals and the mutual promises, agreements and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1.  RESCISSION.
-----------------------

     In order to accomplish the rescission of the transactions set forth in and contemplated by the Stock Purchase Agreement and the Note, the following actions shall occur as of the date hereof (the "Closing Date"):

     (a) As of the Closing Date, Purchaser will no longer claim any right to or interest in the Shares held by the Purchaser and Purchaser covenants to return to the Company on the Closing Date each of the original certificates numbered CI 0318, CI 0319, CI 0320, CI 0321, each certificate evidencing 250,000 Shares. From and after the Closing Date, the Company will own all of the Shares evidenced by such certificates as treasury stock;
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     (b)  The Company will no longer claim any interest in the Note, the indebtedness evidenced by such Note will be canceled in its entirety and the Company hereby covenants to return to the Purchaser the original executed Note, marked "CANCELLED," on the Closing Date; and

     (c) The Stock Purchase Agreement, together with the related right to acquire the Warrants, is hereby rescinded in its entirety as of the Closing Date and shall be of no further force or effect. In addition, the Note executed by the parties hereto in connection with the Stock Purchase Agreement is hereby rescinded and shall be of no further force or effect.

Section 2.  GOVERNING LAW.
-------------------------

     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 3.  NOTICES.
-------------------

     All notices, requests and demands required or permitted hereunder must be in writing to be effective and shall be deemed to have been duly given or made when actually delivered by certified or registered or overnight mail, in the case of telex, when sent, or in the case of notice by facsimile transmission, when received, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto:


          Purchaser:               Wall Street Consulting Corp.
                                   2121 E. Pacific Coast Hwy., Suite 220
                                   Corona Del Mar, CA 92625
                                   Attention: President
                                   Tel: (949)717-4800
                                   Fax: (949)718-0810

          Company:                 Color Imaging, Inc.
                                   4350 Peachtree Industrial Blvd., Suite 100
                                   Norcross, GA 30071
                                   Attn: Chief Executive Officer
                                   Tel: (770)840-1090
                                   Fax: (770)242-3494

          With Copies To:          Gibson, Dunn & Crutcher, LLP
                                   4 Park Plaza, 18th Floor
                                   Irvine, California 92614
                                   Attn: James J. Moloney, Esq.
                                   Tel: (949)451-4343
                                   Fax: (949)475-4756

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Section 4.  AMENDMENT & MODIFICATION.
--------------------------------------

     Subject to applicable law, this Agreement may be amended, modified, rescinded or supplemented only by a written agreement signed by both the Purchaser and the Company.

Section 5.  SUCCESSORS AND ASSIGNS.
----------------------------------

     This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, however, no party hereto may assign or delegate any of its obligations hereunder without the prior written consent of the other party.

Section 6.  ENTIRE AGREEMENT.
----------------------------

     This Agreement represents the entire agreement of the parties relating to the subject matter hereof. All prior or contemporaneous agreements, understandings, representations and statements, whether oral or written, are merged herein and hereby superseded.

Section 7.  FURTHER ASSURANCES.
------------------------------

     From time to time after execution of this Agreement, Purchaser and the Company will execute, deliver and acknowledge all such further documents, instruments of transfer and conveyance and will perform such other acts as either party may reasonably request to more effectively consummate the transactions contemplated hereby and give effect to the parties' intentions with respect hereto.

Section 8.  SEVERABILITY.
------------------------

     Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.  COUNTERPARTS.
------------------------

     This Agreement may be executed by Purchaser and the Company in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement may be executed via facsimile signature.

Section 10. HEADINGS.
--------------------

     The headings to the sections contained in this Agreement are for the convenience of the parties only and shall not be applied in interpreting or construing the meaning of this Agreement.

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Section 11.  NO THIRD PARTY BENEFICIARIES.
-----------------------------------------

     This Agreement is made and entered into for the sole protection and benefit of Purchaser and the Company and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Rescission Agreement to be duly executed as of this March 19, 2002.



                                              WALL STREET CONSULTING CORP.


                                              By:    /S/ PATRICK N. DICARLO
                                              Name:  Patrick N. DiCarlo, Sr.
                                              Title: President


                                              COLOR IMAGING, INC.
                                              By:    /s/ MICHAEL W. BRENNAN
                                              Name:  Michael W. Brennan
                                              Title: Chief Executive Officer

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